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                                                                     Exhibit 5.1



November 23, 1999



AmerUs Life Holdings, Inc.
699 Walnut Street
Des Moines, Iowa  50309-3948

Ladies and Gentlemen:

                 I am Senior Vice President and General Counsel of AmerUs Life Holdings, Inc. (the "Company") and I have acted as counsel to the Company in connection with the preparation of the Registration Statement on Form S-8 to be filed by the Company with the Securities and Exchange Commission (the "Commission") for the registration under the Securities Act of 1933, as amended, of shares of the Company's Class A Common Stock (the "Common Stock") to be issued to employees of the Company and certain of its affiliates under the All*AmerUs Savings & Retirement Plan (the "Plan").

                 I have examined the originals, certified copies or copies otherwise identified to my satisfaction as being true copies of the Plan and such other documents as I have deemed necessary or appropriate for purposes of this opinion.

                 Based on the foregoing, I am of the opinion that the Common Stock will, when issued, be legally issued, fully paid and non-assessable.

                 I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

                                           Very truly yours,



                                           /s/ Joseph K. Haggerty
                                           ----------------------------------
                                           Joseph K. Haggerty





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